UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2020

General Electric Company

(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Necco Street Boston, MA		02210
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code) (617) 443-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.06 per share	GE	New York Stock Exchange
0.375% Notes due 2022	GE 22A	New York Stock Exchange
1.250% Notes due 2023	GE 23E	New York Stock Exchange
0.875% Notes due 2025	GE 25	New York Stock Exchange
1.875% Notes due 2027	GE 27E	New York Stock Exchange
1.500% Notes due 2029	GE 29	New York Stock Exchange
7 1/2% Guaranteed Subordinated Notes due 2035	GE /35	New York Stock Exchange
2.125% Notes due 2037	GE 37	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2020, the Management Development and Compensation Committee of the Board of Directors (the “Board”) of General Electric Company (“GE” or the “Company”) recommended and the Board approved an amendment to the employment agreement of H. Lawrence Culp, Jr., GE’s Chairman and Chief Executive Officer, dated as of October 1, 2018, to extend the term of the agreement through August 2024, or such later date as mutually agreed by the parties up to and through August 17, 2025. In connection with the extension, the Board also approved a one-time equity performance grant to Mr. Culp, which is intended to provide Mr. Culp with the incentive to continue to provide services to the Company during the same period covered by the amended employment agreement (the “performance period”), and reward returns to investors through stock price appreciation. In connection with this incentive grant, Mr. Culp will voluntarily relinquish any rights to his inducement PSUs, which were granted when he became Chief Executive Officer in 2018.

This one-time equity performance award will be in the form of performance shares which at target equal 9,295,352 shares, with 50% to 150% of the target performance shares to vest based on GE stock price appreciation and subject to satisfaction of service conditions. Achievement of the performance goal will be measured against a baseline price of $6.67, which represented the average of the closing prices of GE stock over the period of 30 consecutive trading days up to and including the grant date of August 18, 2020, with the number of shares to vest based upon the highest average closing price of the Company’s stock for any 30 consecutive trading days during the performance period, as follows: (i) threshold (50%) if the stock price is 150% of the baseline price, (ii) target (100%) if the stock price is 200% of the baseline price and (iii) maximum (150%) if the stock price is 250% of the baseline price. No shares will be awarded if the stock price does not increase by at least 50% during the performance period. If the 30 consecutive trading day average GE closing price is between the threshold, target and maximum levels, a proportionate number of shares between those levels will be earned. The award permits Mr. Culp to transition to the role of Executive Chairman in the fourth year and then a board or consulting role in the fifth year, to aid in the smooth transition to his successor, in which case the service condition will be deemed satisfied if Mr. Culp remains in such role until the end of the performance period. After four years, Mr. Culp may elect to retire upon 60 days’ notice prior to August 18, 2024, in which case the service condition will be deemed satisfied and the performance period would be truncated to end on August 17, 2024, and Mr. Culp would no longer benefit from any further stock price appreciation. Upon a termination without cause or for good reason, Mr. Culp will be eligible to earn the greater of (i) actual payout based on stock price performance as of his termination date and (ii) a prorated portion (based on length of service) of threshold payout. Upon his death or disability, Mr. Culp will be eligible to earn the greater of (i) actual payout based on stock price performance as of his termination date and (ii) a prorated portion (based on length of service) of actual payout with respect to the full performance period. The performance shares will be adjusted to reflect the effects of any spin-off transactions, extraordinary dividends or changes in capital structure that do not result in the receipt by the Company of reciprocal value.

In approving the amendment to Mr. Culp’s employment agreement and this award, the Board considered the best interests of shareholders and the goal of substantially extending Mr. Culp’s tenure with the Company. The Board believes that the performance share grant will promote the alignment of Mr. Culp’s compensation and long-term shareholder value creation.

The foregoing description is qualified in its entirety by reference to the Amendment No. 1 to the Employment Agreement and the Performance Share Grant Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment No. 1, dated as of August 18, 2020, to the Employment Agreement by and between H. Lawrence Culp, Jr. and General Electric Company, dated as of October 1, 2018

10.2	Performance Share Grant Agreement by and between H. Lawrence Culp, Jr. and General Electric Company, dated as of August 18, 2020

104	The cover page of this Current Report on Form 8-K formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: August 20, 2020	/s/ Christoph A. Pereira
Christoph A. Pereira Vice President, Chief Risk Officer and Chief Corporate Counsel